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                                                                   Exhibit 10.32


                                   AGREEMENT

     This Agreement is dated as of May 31, 2000, by and between Smurfit-Stone Container Corporation, a Delaware corporation (the "Company"), and Joseph J. Gurandiano (the "Executive").


                                  WITNESSETH:

     WHEREAS, on the date hereof, a subsidiary of the Company has acquired the owner of all of the equity interest in St. Laurent Paperboard Inc., a corporation existing under the laws of Canada ("St. Laurent");

     WHEREAS, the Executive has previously served as President and Chief Executive Officer of St. Laurent and was a party to a letter agreement dated March 7, 1996 (the "Change of Control Agreement") pursuant to which the Executive would receive certain severance benefits calculated as set forth on Exhibit A (the "Severance Benefits") from St. Laurent in the event of, among other things, a diminution of his duties or responsibilities following a change of control with respect to St. Laurent;

     WHEREAS, the Company and the Executive have entered into an Employment Agreement as of the date hereof (the "Employment Agreement"), pursuant to which the Executive will serve as Chief Operating Officer of the Company; and

     WHEREAS, the Company and the Executive wish to evidence their agreements regarding the Severance Benefits and certain other matters;

     NOW, THEREFORE, in consideration of their mutual promises and covenants, the parties hereby agree as follows:

     1.  Payment of Severance Benefits.  The Company shall cause St. Laurent to
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pay the Severance Benefits, net of applicable withholdings for taxes and other payroll deductions, to the Executive as promptly as possible (and in no event more than five (5) business days) following the date hereof in Canadian dollars. The payment of Severance Benefits shall be recognized as income to the Executive under the St. Laurent Canadian qualified and supplemental pension plans in the year 2000 for purposes of calculating benefits payable to the Executive thereunder, and the Company shall forthwith cause St. Laurent to amend such plans to the extent necessary to carry out the intent and purposes of this Agreement. The Severance Benefits aggregate Cdn. $3,106,734 million, subject to withholding taxes and other payroll deductions.
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     2.  Receipt of payment of the Severance Benefits.  Concurrent with the
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payment of the Severance Benefits, the Executive shall acknowledge full and complete receipt of the Severance Benefits.

     3.  Pension Plan Arrangements.  The Executive shall cease participation as
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an active employee in the Canadian supplementary employee retirement pension plan (the "SERP" and the registered pension plans for non-unionized employees of St. Laurent as of the date hereof. The Executive shall, without duplication, commence participation in all United States pension plans of the Company applicable to senior executives as of the date hereof, and shall not have any prior service recognized for purposes of pension calculations under such plans. For, greater certainty, prior service with those entities set forth in Exhibit B shall be recognized for vesting and eligibility purposes under such plans.

     4.  Age and Service 80.  Pursuant to Section II (iii) and Schedule A (iii)
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of the Change of Control Agreement, additional benefits that would have been earned through the end of the Change of Control Severance Period (as defined in the Change of Control Agreement) are taken into account under the registered retirement plan for non-unionized employees of St. Laurent and the SERP at the date of Change of Control (as defined in the Change of Control Agreement).

     Effective May 31, 2000, the Executive will have achieved the sum of age and number of years of continuous service (as defined below) equals 80 for all purposes and the SERP will provide, and the Executive will benefit from, the following additional benefits:

     (a) three (3) additional years of pensionable service (age and service);

     (b) increases in final average earnings that would have resulted from those additional years as if the Executive had worked for St. Laurent in Canada;

     (c) inclusion of the Severance Benefit in the Executive's remuneration for 2000 for pension purposes;

     (d) elimination of the actuarial reduction on the total benefits (including, without limitation, in respect of the registered retirement plan for non-unionized employees of St. Laurent) since the sum of the Executive's age and number of years of continuous service would have been equal to 80 during the Change of Control Severance Period; and

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     (e) at the option of the Executive, the additional benefits as described above and in Section II (iii) and Schedule A (iii) of the Change of Control Agreement, payment of a lump sum or a monthly pension commencing at any time, without duplication.

     It is understood that the additional benefits described in this Section 4 are not taken into consideration in computing the amount of the Severance Benefits described in Section 1 above. The expression "continuous service" means service with the Corporation, together with the predecessor entities listed in Exhibit B.

     5.  General Terms.  The provisions set forth in Sections 9 through 20 of
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the Employment Agreement are hereby incorporated by reference and made a part of this Agreement as if set forth in full herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                       /s/ Joseph J. Gurandiano
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                           Joseph J. Gurandiano



                       SMURFIT-STONE CONTAINER CORPORATION



                       By: /s/ Ray M. Curran
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                           Ray M. Curran
                           President and Chief Executive Officer

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